FOR IMMEDIATE RELEASE:

SERVICE CORPORATION INTERNATIONAL
EXTENDS OFFER FOR KEYSTONE NORTH AMERICA INC.

HOUSTON, Texas, March 15, 2010 . . . Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, announced today that its wholly-owned subsidiary, SCI Alliance Acquisition Corporation, has extended the expiry time of its offer (the "Offer") dated November 16, 2009, as amended, to purchase all of the issued and outstanding common shares (the "Keystone Shares") in the capital of Keystone North America Inc. ("Keystone"). The expiry time of the Offer has been extended from 3:00 p.m. (Eastern time) on Friday, March 19, 2010 to 3:00 p.m. (Eastern time) on Friday, March 26, 2010.  SCI continues to anticipate that the transaction will close in the first quarter of 2010, subject to customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Act.

Keystone shareholders with questions or requests should contact Kingsdale Shareholder Services Inc., the Information Agent in connection with the Offer:

    North American Toll Free Phone:  1-866-581-1487
    Outside North America, Banks and Brokers Call Collect:  416-867-2272
    E-mail:  contactus@kingsdaleshareholder.com
    Facsimile:  416-867-2271
    Toll Free Facsimile:  1-866-545-5580

About Service Corporation International
Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's largest provider of deathcare products and services. At December 31, 2009, we owned and operated 1,254 funeral homes and 372 cemeteries (of which 212 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial(R) brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial(R), please visit www.dignitymemorial.com.

Reader Advisory
This announcement is for informational purposes only and does not constitute or form part of any offer or invitation to purchase, acquire, subscribe for, sell, dispose of or issue, or any solicitation of an offer to sell, dispose, issue, purchase, acquire or subscribe for any security. The Offer is being made exclusively by means of and subject to the terms and conditions set out in the Offer documentation delivered to Keystone shareholders and filed with the Canadian provincial securities regulators. Keystone shareholders should read these materials carefully as they contain important information, including the terms and conditions of the Offer. The Offer documentation is available electronically without charge at www.sedar.com.

For additional information contact:

Service Corporation International

Investors: Debbie Young / Investor Relations	(713) 525-9088
Media: Lisa Marshall / Corporate Communications	(713) 525-3066